Free writing prospectus dated August 23, 2024

Filed pursuant to Rule 433 of the Securities Act of 1993, as amended

Relating to Preliminary Prospectus dated August 13, 2024

Registration No. 333-280198

FORWARD-LOOKING STATEMENTS

This presentation contains forward-looking statements that involve substantial risks and uncertainties, in some cases, you can identify forward-looking statements by the words "may," "might," "will," "could," "would," "should," "expect," "intend," "plan," "goal," "objective," "anticipate," "believe," "estimate," "predict," "potential," "continue," and "ongoing," or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, levels of activity performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. This presentation and the accompanying oral presentation contain "forward-looking" statements that are based and assumptions and or information currently available to management.

We have based these forward-looking statements largely on our current expectations and protections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. Moreover, we operate in a very competitive and rapidly changing environment, and new risks may emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make in light these risks, uncertainties, and assumptions, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Although our management believes that expectations reflected in our forward-looking statements are reasonable,we cannot guarantee that the future results, levels of activity, performance, or events and circumstances described in the forward-looking statements will be achieved or occur. we undertake no obligation to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

FREE WRITING PROSPECTUS STATEMENT This free writing prospectus relates to the proposed initial public of f ering of the Class A ordinary shares ( " Class A Ordinary Shares " ), par value US$ 0.0000 1 per share, of Star Fashion Culture Holdings Limited (the " Company " ), which are being registered on the Registration Statement and should be read together with the preliminary prospectus included in the Registration Statement filed by the Company with the SEC for the offering to which this presentati on relates and may be accessed through through the following web link: https://www.sec.gov/Archives/edgar/data/2003061/00012139002406 8026 /ea0200377 - 1 6 .htm This presentation highlights basic information about the Company and the offering to which this presentation relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. The Company has fled the Registration Stateme nt (including a preliminary prospectus) with the SEC for the proposed offering to which this communication relates. The Registration Statement has not yet become eff ect ive, Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have fil ed with the SEC in their entirety for more complete information about us and the proposed offering. You may get these documents for free by visiting EDGAR on the S EC website at ： http: // www.sec.gov/.

OFFERING SUMMARY Transaction Details STAR FASHION CULTURE HOLDINGS LIMITED lssuer Class A Ordinary Shares Securities STFS Proposed Nasdag Capital Market Symbol 8,700,000 Class A Ordinary Shares and 1,300,000 Class B Ordinary Shares are outstanding as of the date of this prospectus. Number of Ordinary Shares Outstanding before thi s Offering 2,600,000 Class A Ordinary Shares. Number of Shares Being Offered US$4 to US$5 per Class A Ordinary Share Offering Price Range per Share US$10,400,000 to US$13,000,000 Offering Size 11,300,000 Class A Ordinary Shares, and 1,300,000 Class B Ordinary Shares, assuming no exercise of the underwriters’ over - allotment option. 11,690,000 Class A Ordinary Shares, and 1,300,000 Class B Ordinary Shares, assuming full exercise of the underwriters’ over - allotment option Number of Ordinary Shares Outstanding after this Offering 1 . approximately 40% for creating derivative works and developing intellectual properties; 2.approximately 30% for mergers and acquisitions within the industry; and 3.the balance to fund for working capital and other general corporate purposes. Use of Proceeds Cathay Securities, Inc. Underwriter

INDUSTRY PROFILE Star Fashion is a content marketing solutions services provider with a mission to offer high - quality diversified services. We offer services focusing on (i) marketing campaign planning and execution; (ii)of fl ine advertising services ; and (iii) online precision marketing services. We assist customers in enhancing the effectiveness of thei r marketing activities and the value of their brand and products through our variety of services offered.

Content marketing mainly refers to content - oriented marketing activities, mainly including marketing campaign planning and execution and offline advertising. Marketing campaign planning and execution refers to the process that includes researching, planning, and executing an event. Offline advertising refers to different marketing activities through media and formats including out - of - home advertising, print ads, TV and radio ads, etc. Overview of Content Marketing Market in the PRC INDUSTRY PROFILE

Precis ion marketing refers to using data and relationship - building to target a brand's customers precisely Precision marketing is also regarded as a form of content marketing. In precision marketing, marketers rely hea vily on market segmentation to analyze a certain shopper's specific wants, needs, interests, shopping habits, and behavio r patterns, and hence help brands significantly increase their marketing effectiveness and success. Overview of Precision Marketing Market in the PRC INDUSTRY PROFILE

Our primary services include marketing campaign planning and execution, where we have marketed a variety of events including marathons, sports events, and music festivals. We may provide in - house designed marketing solutions for customers looking to inc rease exposure to their product or event. We may also provide in - house designed marketing solutions for products and brand ambassadors looking to market their brand or products through traffic generated from the offline events. In implementing such marketing s olu tions, we may execute strategies including arranging with third - party suppliers for posters or procuring and arranging for promotional vid eos of the marketed product or brand to be displayed in different locations or at different times during the event. We perform design of po sters or marketing material in - house, while working with third - party suppliers in order to produce the posters according to our design, a s well as to produce promotional videos or performing the logistics of displaying the marketing materials. We may also integrate online me dia promotion strategies for our customers, including the provision of advertisement and marketing materials such as video or onl ine articles on well - known leading online media channels, including Iqiyi, Xigua Channel, Weibo and WeChat. For online marketing content, we typically work with suppliers in order to post contents based on parameters that we provide. Marketing campaign planning and Execution COMPANY INTRODUCTION

Offline Advertising Services We offer outdoor advertising solutions to customers, tailoring marketing strategies to the customer's requests , w e are able to work with suppliers to provide marketing materials, including in - house designing and arranging for p hysical displays at various outdoor locations in the form of posters or LED display boards. After creating in - house designs, we are able to work with third - party suppliers to produce the marketing material and to display the marketing material on public transports including bus lines. Online Precision Marketing We offer online precision marketing services for customers, tailoring marketing strategies to the customer's requests , w e are able to provide content as an advertising carrier and integrate advertisements into different activities and videos for marketing purposes. By taking advantage of the various online media channels based in the PRC, including lqiyi, XiguaChannel, Weibo and WeChat, we are able to promote marketing material effectively to the target market of the customer Such marketing materials may include in - house designed marketing articles or videos created by third - party suppliers . COMPANY INTRODUCTION

ORGANIZATIONAL STRUCTURE 1. Star Fashion Culture Holdings Limited — the Registrant ; 2.Xiamen Star Fashion Culture Media Co., Ltd. — the PRC operating subsidiary of the Group.

Established reputation ； Diverse distribution channels; A strong and loyal corporate client base; An experienced management team able to leverage the capabilities of our organization. We believe our main competitive strengths are as follows OUR COMPETITIVE STRENGTHS

Developing in - house intellectual property; Seize new opportunities for content marketing services; Develop and deepen relationship with corporate customers; and A ttract and recruit highly - qualified professionals to join our team. Our business strategies and future plans are as follows OUR BUSINESS STRATEGIES AND FUTURE PLANS

MANAGEMENT AND DIRECTORS

Liu Xiaohua

Chief Executive Officer, Chairman of the Board of Directors, Director

Mr. LIU Xiaohua has been our chief executive officer and Director since August 11, 2023. Mr. Liu has had over 6 years of management experience. Mr. Liu has been working as supervisor of our operating subsidiary, Star Fashion (Xiamen), since July, 2023. From July 2021 to June 2023, Mr. Liu has been a manager at Quanzhou Quanshi Goods Trading Co. From August, 2016 to June, 2021, Mr. Liu has also worked as CEO at Quanzhou Quick Shang Trading Co., a trading company, from August 2016 to June 2021.

Zhang Pingting

Chief Financial Officer. Director

Ms. ZHANG Pingting has been our chief financial officer and Director since August 11, 2023. Ms. Zhang has had over 10 years of accounting experience. Ms. Zhang has been a supervisor from July 2015 to June 2023, and the legal representative, executive director, manager, chief financial officer since July 2023, of our operating subsidiary, Star Fashion (Xiamen). Ms. Zhang also worked concurrently from 2022 to August 2023 as the chief financial officer at Quanzhou Quanshi Goods Trading Co. Ltd., and concurrently as the chief financial officer at Jinjiang Dongheng Automobile Service Co. from 2019 to 2022. From 2010 to 2015, she worked as an accountant at Jinjiang Guoyi Trading Co. Ms. Zhang graduated from Quanzhou Vocational College of Economics and Business in 2008 with an associate degree.

Ms. WEI Meizhong will be our independent director effective upon effectiveness of this registration statement. Ms. Wei has had over 20 years financial experience. Since 2019, she was executive director and CFO of Xiamen Yushu Trading Co., from 2008 to 2022, she was CFO of Fujian Zhonghengjia Construction Co., from 1998 to 2008, she was CFO of Quanzhou Sida Crafts Co., from 1990 to 1998, she was a procurement manager at Yongan Dongho Garment Factory in the PRC. Ms. Wei graduated from Quanzhou Liming University in 1990 with a degree in financial management. Independent Director MANAGEMENT AND DIRECTORS Mr. YOU Zhi will be our independent director effective upon effectiveness of this registration statement. Mr. You has had over 15 years experience in the legal industry. He has been a senior partner since 2005 at Fujian Tianheng & Associates Law Firm in the PRC. Mr. You graduated from Fujian Normal University, School of Economics and Law, in 2000 with a degree in politics, and from Xiamen University Law School in 2005 with a Masters of Laws (LLM). Independent Director

MANAGEMENT AND DIRECTORS Independent Director Mr. GUNG Leut Ming will be our independent director effective upon e f fectiveness of this registration statement . Mr. Gung has had over 8 years of experience in the field of finance. From May 2016 to September 2020, he was a financial strategist at Guotai Junan Securities (Hong Kong) Limited dealing with securities and futures contracts . During the period from August 2016 to September 2020, he was also involved in leveraged foreign exchange trading at Guotai Junan FX Limited. Both Guotai Junan Securities (Hong Kong) Limited and Guotai Junan FX Limited are subsidiaries of Guotai Juman International Holdings Limited (HKEX: 1788). From September 2020 to December 2021.Mr. Gung was a Finance VP at Mooyi International Holding Limited. Since December 2021, Mr. Gung has been the chief executive officer of Pushu Capital Group Limited. Since May 2024, Mr, Gung has also been an independent director of Intelligent Group Limited (NASDAQ: INTI). Mr, Gung graduated with a bachelor degree in automation at the Nanjing University of Science and Technology in June 2014, and Masters of science in engineering (industrial engineering and logistics management) at the University of Hong Kong in November 2016.

For the years ended June 30, Revenue & Net Income Analysis FINANCIAL FIGURES 2023 2022 69,039,405 35,370,208 Total revenue （ RMB ） 7,817,760 2,486,414 Net profit （ RMB ） 0 10,000,000 20,000,000 30,000,000 40,000,000 50,000,000 60,000,000 70,000,000 80,000,000 2022 2023 Revenue （ RMB ） Net income （ RMB ） Revenue （ RMB ） 35,370,208 Revenue （ RMB ） 69,039,405 Net income （ RMB ） 2,486,414 Net income （ RMB ） 7,817,760

FINANCIAL FIGURES FY 2023 FY 2022 53,411,829 52,912,989 Total revenue （ RMB ） 7,864,163 6,984,980 Net profit （ RMB ） For the six months ended December 31, Revenue & Net Income Analysis 0 10,000,000 20,000,000 30,000,000 40,000,000 50,000,000 60,000,000 FY2022 FY2023 Revenue （ RMB ） Net income （ RMB ） Revenue （ RMB ） 52,912,989 Revenue （ RMB ） 53,411,829 Net income （ RMB ） 6,984,980 Net income （ RMB ） 7,864,163